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SOVEREIGN BANCORP, INC.

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SOVEREIGN BANCORP, INC.

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On December 27, 2005, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
SOVEREIGN MAILS TO SHAREHOLDERS ARTICLE ENTITLED “ATTACKS ON SOVEREIGN UNFAIR, SHORTSIGHTED”
PHILADELPHIA, PA - Dec. 27, 2005 — Sovereign Bancorp, Inc. (NYSE: SOV) today announced that it has sent to all of the Company’s shareholders an article written by Ben A. Plotkin, Chairman and Chief Executive Officer of Ryan Beck & Co., a full service broker-dealer that specializes in providing advisory services to financial institutions. The article entitled “Attacks on Sovereign Unfair, Shortsighted,” was published in early December in the Viewpoints column in American Banker, a national newspaper for the banking and financial services industry. The article objects to recent attacks on Sovereign’s board, management and recently announced transactions with Independence Community Bank Corp. and Banco Santander Central Hispano, S.A.
Among the points Mr. Plotkin makes in his article are the following:
•	“As someone who is deeply involved in the world of bank finance and acquisitions, I have been puzzled by the hostile and one-sided coverage in the business press and by the public positions taken by many prominent free-market advocates over the dispute between Sovereign Bancorp and its institutional investors.”
•	“I have also been disheartened by the silence of the American corporate community and its lack of concern regarding the second-guessing of a corporate board by a group of investors whose horizon is clearly focused on the short term. A board of directors that has overseen the creation of an attractive banking franchise over the past 15 years deserves greater respect.”
•	“Last month Sovereign’s board and CEO voted to acquire Independence Community Bank and to finance that transaction by selling at a premium a 19.8% stake in its common stock to Banco Santander. This bold move was consistent with other strategic decisions in the past made by the bank’s management. In 1999, for example, Sovereign bought a sizable portion of the Fleet Bank franchise in New England, a decision that has worked out well for the Sovereign franchise.
“Obviously, some shareholders don’t like the Santander transaction, because it effectively means Sovereign won’t be selling out in the short term.
Perhaps these investors haven’t noticed that bank acquisition activity is down significantly this year. Why? Because a flat yield curve is very bad for bank net interest margins, creating a poor market environment for selling a bank like Sovereign. So, big investors were stuck in a stock with weakening fundamentals due to an unexpected trend in the bond market.

“In spite of the weak market conditions, Relational Investors LLC and other institutional holders decided to stir the pot to influence Sovereign to sell — in the hope that a sale would increase their investor returns, an entirely noble goal.

“Contrary to this short-term solution, Sovereign decided to purchase Independence with some favorable financing that marginalized the existing Sovereign investors.

“Relational Investors and others cried foul and stoked the PR machine with mudslinging akin to a political campaign. The dissidents’ claim was that a shareholder vote was required, despite the fact that the legal trigger was clearly not tripped; otherwise they would have been arguing in court and not in the news.”
•	“The corporate world is full of companies that deserve the oversight of involved institutions. Their efforts can lead to beneficial corporate Darwinism as well as superior returns for their investors.

“The appropriate venues for these battles are the proxy process and sometimes the courts. In Sovereign’s case, however, frustrated dissidents resorted to smear tactics. In hindsight, this was probably not the best approach, given the tenacity shown by Sovereign’s management and board in tough situations in the past.

“Interested parties and other observers of this corporate drama should now be patient and objectively judge Sovereign on whether its management increases long-term shareholder value through this transaction.”
The text of Mr. Plotkin’s Viewpoint article follows:
AMERICAN BANKER®
THE FINANCIAL SERVICES DAILY
Friday, December 9, 2005
VIEWPOINT
Attacks on Sovereign Unfair, Short-Sighted
BY BEN A. PLOTKIN
     As someone who is deeply involved in the world of bank finance and acquisitions, I have been puzzled by the hostile and one-sided coverage in the business press and by the public positions taken by many prominent free-market advocates over the dispute between Sovereign Bancorp and its institutional investors.
     I have also been disheartened by the silence of the American corporate community and its lack of concern regarding the second-guessing of a corporate board by a group of investors whose horizon is clearly focused on the short term. A board of directors that has overseen the creation of an attractive banking franchise over the past 15 years deserves greater respect.
     Last month Sovereign’s board and CEO voted to acquire Independence Community Bank and to finance that transaction by selling at a premium a 19.8% stake in its common stock to Banco Santander. This bold move was consistent with other strategic decisions in the past made by the bank’s management. In 1999, for example, Sovereign bought a sizable portion of the Fleet Bank franchise in New England, a decision that has worked out well for the Sovereign franchise.
     Obviously, some shareholders don’t like the Santander transaction, because it effectively means Sovereign won’t be selling out in the short term.
     Perhaps these investors haven’t noticed that bank acquisition activity is down significantly this year. Why? Because a flat yield curve is very bad for bank net interest margins, creating a poor market environment for selling a bank like Sovereign. So, big investors were stuck in a stock with weakening fundamentals due to an unexpected trend in the bond market.
     In spite of the weak market conditions, Relational Investors LLC and other institutional holders decided to stir the pot to influence Sovereign to sell — in the hope that a sale would increase their investor returns, an entirely noble goal.
     Contrary to this short-term solution, Sovereign decided to purchase Independence with some favorable financing that marginalized the existing Sovereign investors.
     Relational Investors and others cried foul and stoked the PR machine with mudslinging akin to a political campaign. The dissidents’ claim was that a shareholder vote was required, despite the fact that the legal trigger was clearly not tripped; otherwise they would have been arguing in court and not in the news.
     The business press amplified the dissidents’ message with little mention of the fact that putting matters in front of shareholders that they are not otherwise entitled to vote on is bad corporate policy that leads to very short-sighted decision making and eviscerates the purpose of a board of directors.
     Moreover, the business press — without being fully aware of what is customary and normal in the highly regulated world of banking — repeated investor claims that Sovereign’s directors were self-dealing. This certainly will make it much more difficult to attract good directors in an already burdensome post-Sarbanes-Oxley world.
     Admittedly, Sovereign included in its deal some measures that were contrary to sound corporate governance and deserved press attention. Fortunately, with appropriate influence from the New York Stock Exchange, these provisions have been addressed.
     But after the exchange’s decision to approve the transaction, one newspaper accused the exchange of not flexing its muscle. Do we want the NYSE — a soon to be “for profit” entity — to have discretion in requiring shareholder votes? That would really chill bold corporate activity. Moreover, in a regulated industry like banking, shouldn’t that be left to the primary regulator, which in this case is the Office of Thrift Supervision?
     Also troubling is the fact that some of the most prominent New York City-based banking takeover law firms would hire out their big guns in a manner that undermines their credibility with the SEC and banking regulators.
     These firms clearly understand more than most that every bank is worth substantially more as a takeover than as an independent. In light of this fact, most often they are called on to advise boards of their fiduciary responsibility to grow long-term shareholder value.

In this case, however, they are attempting to establish precedent that will undermine many of their corporate clients who face activist shareholders in the future.
     The Sovereign saga continues to play out. The bank will close this transaction and ultimately be judged and held accountable in the long term for the success of the acquisition. In all likelihood, Relational Investors will wage a proxy battle whenever Sovereign holds its annual meeting.
     By that time some of its investor allies will seek higher returns elsewhere. Other investors will hang in there and experience the lagging performance that bank acquirers routinely suffer until merger integration is completed.
     While these additional chapters unfold, we can only hope that the rhetoric fades and a more balanced discussion occurs regarding this controversy and its impact on future relations between companies and proactive hedge funds and institutional investors.
     The corporate world is full of companies that deserve the oversight of involved institutions. Their efforts can lead to beneficial corporate Darwinism as well as superior returns for their investors.
     The appropriate venues for these battles are the proxy process and sometimes the courts. In Sovereign’s case, however, frustrated dissidents resorted to smear tactics. In hindsight, this was probably not the best approach, given the tenacity shown by Sovereign’s management and board in tough situations in the past.
     Interested parties and other observers of this corporate drama should now be patient and objectively judge Sovereign on whether its management increases long-term shareholder value through this transaction.
     Mr. Plotkin is the chairman and chief executive of Ryan Beck & Co., a broker-dealer in Florham, N.J., that specializes in advising banks, thrifts, and other financial institutions. The firm, a subsidiary of BankAtlantic Bancorp Inc., was not involved in the Sovereign transaction but publishes equity research on numerous regional and community banks, including Sovereign.
©2005 SourceMedia Inc. and American Banker. All rights reserved. SourceMedia, One State Street Plaza,
New York, N.Y. 10004 (800) 367-3989

This article was published in American Banker on December 9, 2005. Sovereign Bancorp has obtained permission from American Banker to reprint and distribute this article. Sovereign Bancorp has neither sought nor obtained permission from the author, Ben A. Plotkin, to reprint and distribute this article.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.